Exhibit 8.1

Hunton Andrews Kurth LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219-4074 Tel 804 • 788 • 8200 Fax 804 • 788 • 8218
File No: 54521.1
January 10, 2020

Arlington Asset Investment Corp.

6862 Elm Street, Suite 320

McLean, VA 22101

Arlington Asset Investment Corp.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Arlington Asset Investment Corp., a Virginia corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), including a prospectus and all documents incorporated by reference therein (the “Prospectus”), filed on the date hereof with the Securities and Exchange Commission, with respect to the offer and sale, from time to time, of shares of Class A common stock, $0.01 par value, of the Company (“Common Stock”), preferred stock, $0.001 par value, of the Company (“Preferred Stock”), stockholder rights to purchase Preferred Stock, depositary shares representing interests in Preferred Stock, debt securities of the Company (“Debt Securities”), warrants to purchase Common Stock, Preferred Stock or Debt Securities, purchase contracts of the Company, purchase contracts of the Company, units of the Company, and subscription rights of the Company, having an aggregate public offering price not to exceed $750,000,000.  You have asked for our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined, and with your consent, relied upon, the following:

1.	the Registration Statement and the Prospectus;
2.

the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof, as certified by the Commonwealth of Virginia State Corporation Commission on July 13, 2018 and by the Secretary of the Company on the date hereof;

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON   LONDON

LOS ANGELES   MIAMI   NEW YORK   NORFOLK   RICHMOND   SAN FRANCISCO   THE WOODLANDS   TYSONS   WASHINGTON, DC

www.HuntonAK.com

Arlington Asset Investment Corp.

January 10, 2020

3.

the Articles of Amendment and Restatement of FBR REIT Asset Trust (“Rosslyn REIT”) filed with the Department of Assessments and Taxation of the State of Maryland and the Articles Supplementary thereto, each dated January 22, 2008, the Articles of Revival, filed on September 9, 2011, and the Articles of Amendment, dated January 9, 2014, changing the name to “Rosslyn REIT Trust”;

4.	an earnings and profits study obtained by the Company from nationally recognized accountants; and
5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
2.

during its taxable years ending December 31, 2020, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate,” and together with a certificate, dated the date hereof and executed by a duly appointed officer of Rosslyn REIT (the “Officer’s Certificates”), true for such years;

3.

the Company will not make any amendments to its organizational documents after the date of this opinion that would adversely affect the its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations and covenants contained in the Officer’s Certificates and the factual matters discussed in the Registration Statement that relate to the Company’s status as a REIT.  We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificates.  Where the factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the

Arlington Asset Investment Corp.

January 10, 2020

Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussion under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus (which is incorporated herein by reference), we are of the opinion that:

(a)

the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable year ended December 31, 2019, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2020 and thereafter; and

(b)	the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this letter or the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions.  The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  We undertake no obligation to update the opinions expressed herein after the date of this letter.  This opinion letter speaks only as of the date hereof.  Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Arlington Asset Investment Corp.

January 10, 2020

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the references to Hunton Andrews Kurth LLP under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton Andrews Kurth LLP

054521.0000001 EMF_US 78058632v2